Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

TXO Partners, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Primary offering by TXO Partners, L.P.

Fees to Be Paid	Equity	Common units representing limited partner interests	Rule 457(o)	—	—	—	—	—

Fees to Be Paid	Equity	Preferred units representing limited partner interests	Rule 457(o)	—	—	—	—	—

Fees to Be Paid	Equity	Partnership securities representing limited partner interests	Rule 457(o)	—	—	—	—	—

Fees to Be Paid	Equity	Warrants	Rule 457(o)	—	—	—	—	—

Fees to Be Paid	Equity	Rights	Rule 457(o)	—	—	—	—	—

Fees to Be Paid	Equity	Total (2)	Rule 457(o)	$250,000,000	(3)	$250,000,000	$0.00014760	$36,900

Secondary Offering by the Selling Unitholders

Fees to Be Paid	Equity	Common units offered by the Selling Unitholders	Rule 457(a)	11,470,901	$17.88 (4)	$205,099,710	$0.00014760	$30,273

	Total Offering Amounts					$455,099,710	$0.00014760	$67,173

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$67,173

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities issuable by reason of any security dividend, security split, recapitalization or other similar transaction.

(2)	The amount to be registered consists of up to $250,000,000 of an indeterminate amount of common units, preferred units, partnership securities, warrants and/or rights.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum offering price. The proposed maximum aggregate offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of Item 16(b) of Form S-3 under the Securities Act.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price is based on the average of the high and low sale prices for the common units on March 1, 2024, as reported on the New York Stock Exchange. With respect to the offering of common units by the selling unitholders named herein, the proposed maximum offering price per common unit will be determined from time to time in connection with, and at the time of, the sale by the holder of such securities.